     Exhibit 99.2

CCBN StreetEvents Conference Call Transcript

SUP - Q4 2003 Superior Industries Earnings Conference Call

Event Date/Time: Feb. 06. 2004 / 1:00PM ET
Event Duration: 1 hr 6 min

FINAL TRANSCRIPT

SUP - Q4 2003 Superior Industries Earnings Conference Call

CORPORATE PARTICIPANTS

Jeffrey Ornstein
Superior Industries - Director, VP, CFO

Steven Borick
Superior Industries - Director, President, COO

Michael O’Rourke
Superior Industries - SVP Sales Management

CONFERENCE CALL PARTICIPANTS

Darren Kimball
Lehman Brothers - Analyst

Ronald Tadross
Banc of America Securities - Analyst

John Rogers
Wachovia Securities - Analyst

David Leiker
Robert W. Baird - Analyst

Brett Hoselton
McDonald Investments - Analyst

Mike Bruynesteyn
Prudential Securities - Analyst

Robert Hinchliffe
UBS PaineWebber - Analyst

Max George
Ivory Capital - Analyst

Mike Carlotti
Palmira Capital - Analyst

Adam Scotch
Kramer Rosenthal - Analyst

PRESENTATION

Operator

Good morning and welcome, ladies and gentlemen, to Superior Industries’ fourth quarter and year end earnings teleconference. (OPERATOR INSTRUCTIONS) I would now like to turn the conference over to Mr. Jeff Ornstein. Please go ahead, sir.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Good morning. The Company reported fourth quarter earnings this morning. Any comments or answers to questions that are made today are subject to the risks and uncertainties outlined in our SEC filing, particularly related to customer production requirements, the impact of intense global pricing pressures from our two major customers, the timing or execution of cost improvement programs already underway to reduce costs and mitigate these customer price reductions, the impact of market fluctuations of aluminum, nickel, copper, utilities and currencies, and the resolution of operating issues related to higher than normal internal reject rates, and expansion related to issues at certain of our plants.

We reported increased OE wheel revenues for the quarter at 225.4 million, with OE wheel shipments units up 12.4 percent. Earnings per share were 85 cents for the quarter, such that 2003 earnings per share is $2.73 compared to $2.91 for the previous year.

Please note, as previously announced, beginning in ‘03 the loss on our new aluminum suspension component business is included in the determination of gross profit. This was (technical difficulty) below gross profit in all periods prior to 2003. That change had the impact of decreasing gross profit as compared to the prior year by 1.4 percent and 1.6 percent respectively for the quarter and the 2003 year.

In regards to the component business outlook, I have been getting exciting news from the aluminum components marketing executives. New customers have been enthusiastic about our capabilities. Although we’re not at liberty to share any specific at this time, we are on target to increase this business revenue substantially in ‘05 and ‘06 over the $30 million annual backlog that we already have today.

Q4 results provided more evidence of Superior’s growing market share in cast aluminum wheels. For example, while Q4 production for GM and Ford were down 5 percent, Superior shipments to these customers increased by 11 percent. This growth was the result of new business wins and strong volume on key platforms.

For example, we landed the F150 contract for substantially all of the cast aluminum wheel requirements, which dramatically increased our shipments in Q4. In addition, we posted increases

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year to date in the Expedition, Ranger, and Lincoln LS models with decreases across the board in most other models.

For the 2003 year at GM we saw increases in new Hummer H2, the GMT800 line, and the Denali/Escalade programs, along with our first shipments on recently announced new business for the redesigned Chevy Malibu and brand-new Cadillac SRX.

In addition, for ‘03 we continued to diversify our customer base to DCX and various other OE’s. Our customer make up for ‘03 calendar year includes 15.1 percent non-Ford and GM business as compared to 13.5 percent for 2002. Key programs driving this diversification trend in ‘03 included Mazda 6, Mitsubishi Endeavor, Toyota Camry, as well as the new Dodge Durango.

To evidence our customer diversification efforts, our international wheel volume increased 29 percent year to date compared to a 6 percent increase in the production of those vehicles for these companies. We are pleased to report the successful marketing efforts with international customers that are gaining market share in North America.

In 2003 we continued to see customer trends toward larger wheel stocks, more product offerings, intense pricing pressure, and increased quality requirements as our customers continue to push for maintaining vehicle sales market share. These business realities have had an impact on our operational cost structure in ‘03, and we anticipate that this’ll continue into this year, ‘04.

While we achieved earnings expectations in the quarter, the fourth quarter ‘03 margins were impacted by customer pricing, continued operating problems at our expanded plants, the strength of the euro impacting wheels purchased from our Hungarian subsidiary, and the winding down of some highly profitable specialty programs in our chrome and polish business, all of which were offset by high volumes at both our new low-cost Mexican operations.

We continue however to meet these industry challenges head-on. As industry leaders, we continue to set the example for our customers and continue to maintain our low-cost producer position in this industry. Our response to these challenges are significant, including cost reduction initiatives with our management, capital expenditures that will provide additional process automation, dedicated executives and their staffs that study and implement best practices among our plants.

Our program initiated in 2003 is entitled, V and E, which is an acronym for vision and execution. You’ll be hearing a lot about that. We need to use our vision, which are our best practices, our R&D, our automation, and then execute by installing these visions which have the highest return into specific cost saving programs in our plants. Unfortunately the global pricing pressure is here today. And the implementation of our V and E program will take time before we realize offsetting cost benefits. However, once these cost benefits are realized, they are cumulative in nature, and they should continue their contribution in an ongoing manner as they are adopted.

Superior management understands the importance of, and is clearly focused, on cost reductions and efficient manufacturing operations to mitigate the impact of global competitive pricing expected in 2004. Defining the exact timing and quantifying the financial impact is difficult to know with certainty in advance of these events. However, we the management of Superior, would be remiss if we did not disclose that the future gross margins of this Company will be substantially impacted by the intense global competitive environment in aluminum wheels.

We have chosen at this time to aggressively protect our position in the marketplace. In addition, lingering operational problems at some of our formally very efficient, high-volume plants could adversely affect future profitability as well.

While there is generally good news on auto sales, we have already been impacted in early 2004 by extended shutdowns at customer plants, which in some cases have continued through the full month of January. In addition, planned first quarter intermittent assembly plant shutdowns and reduced overtime at key customer assembly plant locations, coupled with the additional loss of some highly profitable specialty programs in chrome and bright polish will adversely affect our first quarter ‘04 earnings projections.

Based on the above, we’re currently projecting earnings at approximately 50 cents per share for the quarter. Unit shipments are estimated to increase by about 8 percent.

What I would like to do now is review the detailed financial numbers for you. And then Steve Borick is with me, and we would like to address the global competitive environment and our plans to mitigate these trends, as well as the improvement of our manufacturing, as we mentioned in the release, are well underway.

Sales for the quarter in OEM wheels were 225 358 compared to 196 119. So the dollar sales were actually up 14.9 percent. The year came in at 825 million 940 compared to 778 million .9, a 6 percent increase. So that our total sales as reported are 230 million 705 compared to 196 735, a 17 percent increase. For the full year 840 million 349 compared to 782 599, or a 7.4 percent increase.

If one considers that we have a could have a nonconsolidated subsidiary in Hungary, we are pretty much a $1 billion Company today or very close, and will be in ‘04, if one consolidates the 50 percent owned venture in Hungary.

Our operating income was 32 million 390 compared to 31 million 481, up 2.9 percent for the quarter. Our year-to-date operating income stands at 100 million 889 compared compared to 109 million 467 a year ago. Our net income at 23 million 051 for the quarter compares to 22 million 431, up almost 3 percent. And our income for the year 73 million 720 compared to 78 million 250,

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down not quite 6 percent. Our earnings per share accordingly was reported at 85 cents compared to 83 cents. $2.73 for the year, $2.91 a year ago.

Our OEM units shipped, as I mentioned in my remarks, were up 12.4 percent for the quarter, and up 3 percent for the year. A very, very positive trend for our Company in terms of our business backlog. North American auto production, as most of you know, in the quarter showed flat when we take into effect all customers, with GM and Ford down, and Chrysler down slightly, with all the other OEMs showing an increase.

For the year production was down 3 percent. So our up 3 percent for the year compared to down 3 percent, our up 12 percent for the quarter compared to flat is real evidence of the growing installation of aluminum wheels, particularly by Superior. Aluminum installation continues to increase based on all the data we get, particularly in the light truck area. Light trucks are almost 67 percent of all vehicles. Cars are at the 53 percent. These are increased number from prior model years.

Our utilization is a very difficult figure to report right now because we have a lot of plants in different various stages, but in the fourth quarter it was slightly when we consider all the utilization that we had put in and expanded, and down for the year, particularly in that third quarter, as you know.

Gross profit margins accordingly are still proud, 16.5 percent for the quarter compared to almost 20 a year ago. 14.5 percent for the year compared to almost 18 percent a year ago.

We control our expenses very carefully. Our SG&A for the quarter came in flat with last year at 2.5 versus 2.6 percent. Our SG&A for the year came in at 2.7 percent versus 2.9 percent. And as a result the fourth quarter income was 10 percent compared to 11 for last year — percent, and 8.8 for the year, 10 percent a year ago.

Shareholders equity came in at 592 million 206 compared to 530 million 431. And that brings our annualized return on equity to 13 percent for this year compared to 16 percent a year ago. Current ratio continues to build, 4.6 to 1 compared to 3.8 a year ago. I am very proud and pleased report no debt on our balance sheet, good cash position.

Weighted average shares 27 million 108 for the quarter compared to 27 million 004. For the year 27 million 033 compared to 26 million 907. The actual shares outstanding, 26 million 768 compared to a year ago 26 million 573. We repurchased 107,000 shares at prices averaging around $37 this year.

Our depreciation and amortization came in at 9.655 for the quarter compared to 9.434 a year ago. And for the year we were at 33 million 577 compared to 32 million 605. And we are expecting and forecasting 37 million for next year as a result of all the additions we put on this year.

Capital expenditures, 11 million 109, and for the year 64 million 575. We are projecting next year 55 to 60 million because some of the 80 million that we had budgeted this year will be actually paid in cash next year.

Our interest income, 553,000 for the quarter, 1 million 133 a year ago. And so, Suoftec, which is our Hungarian joint venture is performing exceptionally well, came in at 8 million 655 for the year compared to 6 million 260. And finally, our cash balance at the end of the year was 156 million 847.

I’ll quickly review the balance sheet and allow Steve to make a few comments. Cash is at 156 million .8. Our accounts receivable, 147.6. Our inventory, 68.2 net. Our other current is at 15.9. Current assets 388.5. These are all in millions. Property plant and equipment net at 261.7. Investments of 45.5. Long-term assets, 7.5 million. Total assets, 703.2. Accounts Payable, 30.4. Accrued expenses, 53.2. Total current liabilities, 83.6. Long-term liabilities, 15.0. Deferred income taxes, 12.4. And shareholders equity at 592 million .2. Total liabilities at 703.2.

I’m going to ask Steve Borick to come and talk with us. And he’s going to walk around to the phone so you can hear him clearly. Thank you very much.

Steven Borick - Superior Industries - Director, President, COO

Good afternoon to those on East Coast. Steve Borick here. Thank you, Jeff. Of course I’m very proud of our fourth quarter and year end. Certainly as everybody would imagine, I would have liked to have seen it stronger, but I think we worked very hard at getting where we needed to be, based on all the expansions, which everybody remembers were a total of three major expansions in the year ‘03.

As we go into ‘04, those expansions certainly are getting much behind us, but I am proud to announce that we’re not stopping there. As I have said before, we are not satisfied. And we’re going to continue to move strongly forward with additional capital expenditures really in the area of automation, particularly. I just signed yesterday a significant capital expenditure to automate one of our major parts of each of our plants that will allow us to completely automate a process that entails a lot of people.

We don’t like to move people, but we also recognize in the competitive environment today that we need to be working on every which way to continue to be the price leader in our industry. Recognizing that in this industry today the wheel makers, both North American and international, are continuing to be pressured on price.

We’re not going to stand still. We’re going to continue to as a strategy, as Jeff said, take on more business. We’re going to

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continue to bring our costs down. We’re going to continue to work towards bring our profitability back to where we are used to it, but it is going to take a lot of work. And it is not going to happen overnight.

So those of you that have sold stock today, that is okay. And those of you that have bought stock today, I appreciate it because we feel that our future is completely bright. We have a lot of challenges ahead of us, but none of them are insurmountable by any means. And quite frankly they are very exciting.

What it means really is that our Company is changing its complexity. And it is changing that complexity under my stewardship. I have the full support of our CEO and Chairman, Mr. Louis Borick, and of course the Board of Directors, along with my senior management. We’re not happy with the pressure and the globalization, but we’re going to continue to do everything we can. And we’re going to make Superior what it has always been and will continue to be, the best and largest wheel supplier in the world.

Saying that, along with things that we’re doing internally in our organization are both in automation best practices, vision and execution. And it is a very, very important word. We’re working very hard on weekly V and E meetings. We are going to take the highest priority projects that have the largest cost impact and work those right down through the whole entire organization.

On top of that, after four trips to Asia, we’re still working at developing a joint venture in Asia with the largest wheel manufacture in Asia. Recognizing that when you look at logistics, when you look at currency issues that are out there in front of us somewhere, and you look at political issues that are potentially out there in tariffs, and the questions about what may or may not happen, we’re going cautiously into Asia.

But we’re not moving cautiously in — I spent a few days in Mexico this last December meeting with various government officials, looking at various plants all over the country where we can locate. We feel that there is a grand opportunity for Superior. We understand Mexico very well. We’ve got significant production there. So we’re moving forward with strong arms on the operating potential of building a new plant in Mexico. I am not announcing that today, but certainly we’re in that direction.

Other than that, my management team is strongly behind us. I’m certainly looking for some small increases in my G&A as I bring on some more senior management, Vice President positions that are needed in the Company for the future. And I’m working hard with each and every one of my teams to understand how important our V and E is, and that we’re looking to the future.

The strategies for this company are sound. We recognize our opportunities. We recognize our shortcomings. And we’re going to make up on the shortcomings and take advantage of the opportunities. So again, I appreciate those that are going to continue to support Superior. For those of you that want to go elsewhere, so be it. But we’re going to be around. Financially we’re very strong. Our balance sheet looks good. We going to spend some capital and our balance sheet will continue to look good. And if we have too much of a drifting in the price of our stock, I will be aggressively making stock repurchase acquisitions this year also.

On the acquisition front, there’s nothing in front of us right now. But we’re continuing to keep our eyes open. On the components side, as Jeff said, I’m very enthusiastic about what I’m seeing. One of our international gentlemen has been in Japan for the last six weeks. There are some tremendous opportunities in front of us.

And quite frankly, that particular business in Heber Springs is showing some great increased results, not only from a technology standpoint, from a work harder ethic. And I see some real positive signs coming out of there. And I expect that our losses will be much lower this year. And going into ‘05, I’m expecting to look at some profitability for the first time, knowing that we still need to spend a lot of capital going forward.

With that I think the next thing is questions and answers. Thank you.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Darren Kimball of Lehman Brothers.

Darren Kimball - Lehman Brothers - Analyst

I was just wondering where you think your gross margin has to go to defend the portion of the business that you want to defend? I also am curious what portion of the business you wanted to defend? It’s sort of sounded like pretty close to all of it. I guess at some point you would probably walk away from some business, right? I mean, if it just doesn’t make sense.

Steven Borick - Superior Industries - Director, President, COO

We are already walking away from business today that doesn’t make sense. And recognizing that some of the OE’s, the manufacturing side, our competitors, are going to take on business with significantly lower margins, I am wondering how long that will last, is going to be a good question.

We’re not going to take business at a loss, but I’m also not going to give up volumes, because we can struggle through this process. Eventually the supply base is going to fall apart if this continues for a long period of time. And we’re going to be here to continue to pick up the pieces. And I’m going to continue to put capacity on in order to do that. As far as the margin side, I’m not ready to elaborate on that at this time.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

We have given guidance before as to what we think our normalized margins are in that kind of thing. I would also add that, keep in mind that a lot of these programs come as a package. When you’re talking about a GMT800 you got several models. So you don’t just say I will pick and choose the ones. You have to satisfy your customer that you can be competitive on the entire package. So often you get the goodies as long as — with some baddies.

As you say, Darren, there is particular business situations where it just “does not make sense” and we will not competitive — we will not be competitive. And we will walk away from those programs. But we won’t do that on a major slug of business.

Darren Kimball - Lehman Brothers - Analyst

What did you say your gross margin was for all of 2003 - 14.5?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Gross profit?

Darren Kimball - Lehman Brothers - Analyst

Yes, gross margin was 14.5 percent?

Steven Borick - Superior Industries - Director, President, COO

14 7 (inaudible).

Darren Kimball - Lehman Brothers - Analyst

14 7, I’m sorry. I know there were some things that impacted you in ‘03 that won’t recur and your components business will be less unprofitable. But given what you’re talking about, can you give us some directional or magnitude in terms of the gross margin — the gross margin in 2004? Is it directionally still going to be down from ‘03?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Let me answer it this way. You are basically asking what is my outlook for the year. And I’m going to answer it as follows. It is really too early in the year for us to define an estimate for periods beyond the first quarter. It is really difficult at this time to estimate customer production schedules, resolution of these operating problems we mentioned, and the timing of the cost reductions.

However, there are several factors to consider. One, we’re forecasting we will have successfully achieved our topline growth, approximately 10 percent growth on a slightly lower build, but at a price. Without corresponding cost reductions, we would obviously be chasing significantly lower margins per wheel, however, on larger volumes.

These wheels are larger, more complex, and they have capacity and margin challenges for us. Our efforts are focused on manufacturing these wheels at lower cost to take advantage of economies of scale and fixed capacity and overhead absorption. And the V and E strategy, which we mentioned, is aimed at accomplishing this strategy. And we just simply cannot predict the timing, but it is clearly going to be back-end loaded this year. Beyond that, that is how I’m going to answer that question.

Darren Kimball - Lehman Brothers - Analyst

I’ve got a long list of questions that I’m sure they are the same as everybody else’s, so I will come back in the queue.

Operator

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SUP - Q4 2003 Superior Industries Earnings Conference Call

Ronald Tadross of Banc of America Securities.

Ronald Tadross - Banc of America Securities - Analyst

Maybe I missed something here, but can you just review for me maybe in the first quarter — for the first quarter, separate out what is happening on pricing versus operating issues? I think the first call meeting what I want to say is like 80 or 85 cents. I’m not asking you to comment on that, but I don’t think anyone who put numbers for a model would probably come up with something at least 20 cents, maybe as much as 30 cents above where you are guiding.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Well, I won’t disclose details of particular aspects of our gross margin.

Ronald Tadross - Banc of America Securities - Analyst

You’re saying the pricing environment is getting more difficult.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Right. I’m not at liberty to disclose prices that we are giving our customers. That is a confidential proprietary information matter.

Ronald Tadross - Banc of America Securities - Analyst

Why is it that you were able to hit the fourth quarter number, and you’re not able — and you’re saying that there are operating issues that are impacting the first quarter? Why aren’t the operating issues that are impacting the first quarter, impacting the fourth quarter?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

One is the severe pricing reductions, to our marketing department’s credit, were held off until January 1 effective date. In addition, the specialty rich mix programs that I referenced were big profit contributors in the first quarter a year ago. In addition we had a poor start to the Christmas shutdown in January of the year, exacerbated by some of our customer scheduling issues.

Ronald Tadross - Banc of America Securities - Analyst

Where would you buy back stock? Steve, you said you would be optimistic?

Steven Borick - Superior Industries - Director, President, COO

Let me say this. First of all, Ronald, I know what you are trying to get to here on your questions. And it is just that it is too tough to answer them, but I will say this to everybody. That we recognized that, as we were fighting through the end of the fourth quarter with marketing and with our OEs that we’re going to — we didn’t know where we would be. And that is why there’s a differentiation between the fourth and the first.

I think we put 99 percent of the majority of these issues behind us. Not they’re going to continue to not beat on us. But going forward the blows are going to be a little bit softer. I’m going to get some of these operating issues behind us, but they’re taking some time.

I know from an analyst standpoint it is hard to make an estimation. Jeff and I discussed whether to try to give year guidance. I’m not ready yet. They’re so many things going on right now that are exciting, but they’re not going to come in to fruition right away. And they’re going to take some time. So you just have to bear with us a little bit.

Ronald Tadross - Banc of America Securities - Analyst

Are you saying that then the first quarter reflects the fact — you say you put things behind you. You are kind of taking your medicine. This is not a run rate in terms of weakness?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Ron, this is not a black and white issue. I don’t walk into a plant tomorrow and say, oh gosh, you have a problem, here’s the solution, and tomorrow it is solved. What we do is we have a, as I mentioned in the release, we have a specific list of action items. And I will just take one plant. Plant X, okay? And I have got a list of 20 items. And I’ve got to tell you, 12 or 13 of them are resolved. We tried some solutions, but they create other problems.

Casting, as I have rightly told you, and you reviewed our plants, and walked through our plants, it is kind of a black art. There are so many variables. So we when we put in a fix, it seems to take for a while, and then something else crops up. This is a challenging environment for us, the bigger wheels, the high cosmetic tension given by our customers right now. We can’t really blame them, they’re losing market share.

We need to provide them the best product available and possible so that they don’t get JD Powers’ bad rating. There is a lot of attention right now on cosmetics. There is a lot of attention on product quality. Good for them. We’re behind them on that. That is something that I, as a consumer, want.

So all I can say is, I don’t have that crystal ball that says that of these 20 problems, these 3 are the ones that are going to change the profit by 10 percent. And tomorrow or next Monday they’re going to start fixing. Yes, what Steve is saying, he sees a lot of

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improvement. We have sent the teams out. We have put the effort in. We see them improving, but these are difficult problems to predict the exact resolution time.

Ronald Tadross - Banc of America Securities - Analyst

Jeff, I’m just finally — I’m not asking for more — a crystal ball, I’m just asking for you guys to be less cryptic, that’s all. Thank you.

Operator

John Rogers of Wachovia Securities.

John Rogers - Wachovia Securities - Analyst

Jeff, can you just remind us where the — how much is left on your current share buy back authorization? I think that Ron had asked where would you start buying back stock?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

3.5 million shares are left to buy back. And we bought back shares at a average of $37 last year, if that helps you any. I won’t commit to where we going to buy the stock now. We don’t do it because we have to fill a stock buy back program, we buy it at the point at which we believe there is sufficient excess cash, which we believe there is. And two, it is accretive to our earnings and shareholder value.

John Rogers - Wachovia Securities - Analyst

I guess that you had mentioned I think it was 60 to 70 million in CapEx — or 55 to 60 million in Capex expected this year. Steve, can you tell us how much is for these automation programs, and how much of that would be a maintenance level Capex?

Steven Borick - Superior Industries - Director, President, COO

Well, a big piece of the automation from last year, from ‘03 has pretty well been —.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

But it is appropriated, not spent.

Steven Borick - Superior Industries - Director, President, COO

It is appropriated (multiple speakers). I would say $20 million for this year ‘04 in those programs. And that is probably high because some of these programs — I met yesterday with the vendors — very sophisticated equipment and we’re looking at a couple of years to have full installation. One of the major programs that we decided on last fall will be in full implementation by the end of year. I just got off the phone with facilities this morning before the call to make sure we’re looking at 9 November having 100 percent implementation of one of the programs. That is going to have some definite impacts on us.

And then this other program that was signed yesterday, is a significant program, but is a two-year program, just based on machine build time. And I’m going to Europe next month to look at a couple of other new things that are out there in the casting side. That is we look at new plants particularly. We will even automate further. We’ve got some very interesting things on paper right now for what we call plant X, which will be our next plant.

But again, these are also timing issues. I wish I could make it happen yesterday. And I wish I had all the foresight and maybe being the President going backwards three years to have made them happen three years ago and be ahead of the curve a little further. But we’re going to get ahead of the curve.

John Rogers - Wachovia Securities - Analyst

And then just one more. And I don’t mean that — because I’m a little confused because Steve had said that some of these automation programs were going to give — get you back to where margins had been in the past. And, Jeff, you had said that you have guided to where you thought normalized margins were. I know you don’t want to make a lot of comment, but I’m just going through my notes and I don’t remember what that guidance was? Can you just give us what the guidance on normalized margins is?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

What I have been saying, and I think Steve meant by his comments, is that in a normalized range we will be around 8, 8.5 percent net income to sales. Whereas in the old days we would we would be 10 percent, maybe 12 to 13 in the (indiscernible).

Let’s look at the fourth quarter. That’s history. We can look at that. There is a period we’re up 12 percent. In the old days we would have reported 12.5 to 13 percent net margin to sales. Today we report 10 percent to you. I think that gives you kind of a modeling there as to when — once these operating problems are behind us, these expansions are behind us, and these unusual events go away, I think that gives you a sense of it. So in a period where you’re up 6 or 8 percent, maybe bottom line would be 8.5 percent. I think that is what I have been saying.

Operator

David Leiker of Robert W. Baird.

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SUP - Q4 2003 Superior Industries Earnings Conference Call

David Leiker - Robert W. Baird - Analyst

Can we — let’s talk about these operational issues a little bit. We saw them pop up in the third quarter. They’re going to carry over into Q4. Were those costs from that in fourth quarter greater or less than what you expected them to be?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

I would say a little bit greater. I remember we had some things positive on the other side that were better that offset them.

David Leiker - Robert W. Baird - Analyst

It sounds like those same issues are carrying over here into ‘04?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

I would say they are the same operations, the same plants that we’re focusing on. In some cases they are different issues.

Steven Borick - Superior Industries - Director, President, COO

David, I’ve got teams that are specifically dedicated right now to dealing with some of these particular operational issues. And (indiscernible) what we’re accomplishing, we’re going through root cause analysis on a regular basis, and really training our plants in that way. Look, it is really simple. It is as simple as getting back to very basic manufacturing processes and disciplines that, in some cases, as we have grown and grown and grown we have lost a few of those.

We’re back on track in those disciplines we’re creating in our plants. Those that don’t know how to participate won’t work for us any more, and we will find new people too. But that is really where I am at on the basic manufacturing processes in this Company. Those things will come to fruition as time goes forward, and we will see some real opportunities out of that.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Keep in mind at very same time we expanded plants, we have got bigger wheels coming in. We got a customer that is just extremely conscious of quality. We got all these factors coming in at once. It is just that it is a lot on our plate. And we’re just working through them, as Steve said, very fundamentally getting back to basics.

David Leiker - Robert W. Baird - Analyst

The issues that were capacity related last year sound like they are gone, and these are more opportunities for you to run the business better as opposed to problems that keep popping up?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

I wish I could label them that easily, David. I just don’t know that I can. But it is probably not an unfair characterization, what you just said. When you’re in manufacturing, it is not like accounting where I can tell you what the numbers are historically. They’re much more complex. There are more variables, and they just all bear at once, and it is hard to distinguish. We don’t try to say, well was this caused by this particular factor or that. Our focus is on solving it, as opposed to what was the cause, expansion or the bigger wheel or whatever. It is a variety of all those things.

Steven Borick - Superior Industries - Director, President, COO

David, I will a comment on that though. We’re still looking at some tight capacities going forward. We have not announced some significant new business that you’re going to be seeing. That is why we’re continuing to automate these plants. Also just so everybody understands, that there is a flux always in releases, and that creates these ups and downs in plants. One of major OE’s not selling one of their vehicles that was assumed for significant volumes. I’ve got to offset that by trying to put other product in those plants. And sometimes the timing of that based on capacity doesn’t let me do it. So I’ve got to suffer a little bit and either go to four-day workweeks when necessary. But looking long-term, it certainly is a benefit. That is something that everybody needs to understand.

David Leiker - Robert W. Baird - Analyst

And then shifting streams here a little bit. I think I heard you say Q1 shipments up 8 percent, revenue up 10 percent? Is that correct?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Yes.

David Leiker - Robert W. Baird - Analyst

That implies the average selling price is up?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Oh, yes. You’ve got bigger wheels. You got aluminum prices that are higher from a year ago. Aluminum is up 7, 8 percent over last year. So 7 percent — so half of that is going to be in our wheel. You are going to get increases just from aluminum. And you are going to get an increase from the shift to the bigger sized wheels.

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David Leiker - Robert W. Baird - Analyst

And then that is offset by mix and then price?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Correct.

Steven Borick - Superior Industries - Director, President, COO

And the other thing, David, I have never, since I have been here, and I think talking to my father who had been here 45 years, has never seen the intensity by the OEMs on the quality side. And it is very, very tough stuff. And we’re working on it every day. But when you have those problems somebody throws something, a loop to you, and you got to deal with it, and we are. We’re sending people whenever we can. Those things are all costly. Every time you have an issue like that, it cost you money.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

But we agree with our customers. It needs to be done.

Steven Borick - Superior Industries - Director, President, COO

And we’re going to continue to be the highest quality producer in the world period.

David Leiker - Robert W. Baird - Analyst

And then the one last question. I know, Jeff, you don’t want to quantify this, but can you these in order at least for us. You know, the Q1 shortfall, production schedules versus the operation versus pricing?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Pricing first, operating problems second.

David Leiker - Robert W. Baird - Analyst

production schedule third? It would have to be.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Yes.

Operator

Brett Hoselton of McDonald Investments.

Brett Hoselton - McDonald Investments - Analyst

I wanted to talk about first of all just topline growth. In the past, Jeff, you have said 8 to 12 percent over the next three years based on booked business. The question I have is, is that still a reasonable number or should we look for something a little bit more conservative than that?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

That 8 to 12 percent is going to vary with the build, and with the GM and Ford build obviously, which is declining. So if GM and Ford are flat we’re going to be up to 12 percent. If GM and Ford, like in the fourth quarter, were down, we’re going to be up a little less.

Brett Hoselton - McDonald Investments - Analyst

Try to ascertain possibly the impact, or the portion of — let’s call it — I don’t know — a 40 cent shortfall in the first quarter for lack of a better term. I know you’re not agreeing with that, I understand that. But if your normalized net margins are 8.5 or 8 to 8.5 percent, I am calculating the your going to be around 6 percent in the first quarter.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Probably about 5.5 percent. That’s correct.

Brett Hoselton - McDonald Investments - Analyst

5.5 percent. Okay. I believe that that works out to be, if I’m not mistaken, some 20 to 25 cents in terms of earnings. So that would suggest to me that the operating impact is some 20 to 25 cents versus a 40 to 45 scent shortfall in earnings, almost 50 percent.

Steven Borick - Superior Industries - Director, President, COO

(inaudible).

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Yes, that’s interesting data, but I won’t confirm nor comment on your data.

Brett Hoselton - McDonald Investments - Analyst

Okay. Let’s see here —.

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Jeffrey Ornstein - Superior Industries - Director, VP, CFO

I thought that in today’s world of FD that is what analysts are suppose to do.

Brett Hoselton - McDonald Investments - Analyst

Yes, we get the fun of it, don’t we?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Calculate the forecasts on their own. I’m not allowed to guide you anymore. That’s why you guys get the bigger money these days.

Steven Borick - Superior Industries - Director, President, COO

No, what you guys need to do is put your own personal pool together where we are going to be at the end of the year.

Brett Hoselton - McDonald Investments - Analyst

As far as China is concerned, it sounds like you are considering building or expanding capacity in Mexico as opposed to necessarily doing anything in China. Is there anything that you may be still considering doing in China? If so, what and what time frame?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Maybe you missed Steve’s comments, but there is a two-pronged comment he made. One, yes, definitely Mexico. We feel very strongly that low-cost in Mexico has just proved so successful for our Company with those two plants down there now, that we’re seriously considering a third one. Not ready to announce it, but getting very serious about it.

Secondly, he said that we’re in discussions with a major Chinese supplier to joint venture there participate in that marketplace, perhaps domestically, perhaps export. He’s concerned about export, as we all are, because of those “hidden costs” that you have read about in exporting a large product from China.

Operator

Mike Bruynesteyn of Prudential Securities.

Mike Bruynesteyn - Prudential Securities - Analyst

Could you elaborate on this chrome and bright polish program that have gone away? Are they permanently gone? And what is the opportunity to replace this from what I understood was good high margin business?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

I will tell our marketing department to get on the stick and replace those programs. But, no, I won’t comment specifically, but I will let Michael O’Rourke talk about what is going on in chrome and bright polish. It is still a flourishing business, unfortunately, it is a small business. So when you’re talking about aluminum wheels and a Free Star doesn’t do well, but an Expedition does well or a F150, they tend to offset Mike, as you know.

But when you have got a 10 percent business in chrome and polish, and you have got a particularly good program going. And all of a sudden it phases out because that special model is gone, it gets replaced, but it might take time to do it. And I will let Mike talk to that.

Michael O’Rourke - Superior Industries - SVP Sales Management

The only thing I would add to Jeff’s comments is that there is a lot of variability in different finishes on different programs. So we saw — I don’t want to say just a shift — on a couple of different programs that have had an impact on our first quarter last year versus what we’re seeing today in the first quarter of ‘04.

What we tend to do it in those types of situations is replace that. But you might not able to do it in the same time frame, or with the same volumes that are coming in. So that is just kind of a normal force of the business.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

But part of Mike’s comment which is, are they demanding less in the way of this area?

Michael O’Rourke - Superior Industries - SVP Sales Management

No.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

You don’t see any enthusiasm dwindling, you just see the timing of when we get a particular project.

Michael O’Rourke - Superior Industries - SVP Sales Management

Yes.

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Jeffrey Ornstein - Superior Industries - Director, VP, CFO

I think that’s what Mike’s question is, because that was your whole basis a year or so ago when you thought about maybe they’re going to change out of the stylized wheels a little bit. But we still see the enthusiasm, it is just a timing issue. And it is a smaller piece of our business, but it can be an awfully high profit margins because we have a special differentiating process to offer that nobody else can offer. We’re the only wheel maker that does chrome. They have to outsource it otherwise.

Mike Bruynesteyn - Prudential Securities - Analyst

How much did you see aluminum prices rise in the quarter?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

In the fourth quarter they were up, I believe year-over-year, about 6 percent. We’re checking that, but I believe that is the number.

Mike Bruynesteyn - Prudential Securities - Analyst

Finally, could you give the revenue from the aluminum components business in the quarter?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

For the 2003 quarter it was 5 million 347. For the 2002 period it was netted in that one line item, and I will have it for you. I will have to get it out. (inaudible) 2.8 is what Keith said and I think he is right. 2 3.

Mike Bruynesteyn - Prudential Securities - Analyst

And what are you expecting for this year in that business? Is it going to ramp up further?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

     Yes, oh, sure. Because we’ve got a lot of new programs starting midyear. The Corvette should start up. The luxury activity vehicles are already started up. It was the SRX. And then the Cadillac sports car will start up this year too, I believe. We’re looking for a good size ramp up this year.

Steven Borick - Superior Industries - Director, President, COO

Last year’s numbers, Mike, were (inaudible). So the annual was what? 14, 12.5 (multiple speakers) 14 million, I believe in revenue.

Mike Bruynesteyn - Prudential Securities - Analyst

So are you going to get closer to your 30 backlog?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Well, 22 to 25, depending on (multiple speakers).

Steven Borick - Superior Industries - Director, President, COO

     I would say 23 to 25 for this year, and certainly above that next year ‘05. It is starting to happen. It is certainly damn slow, I’ll tell you. But there’s a lot of exciting things on the table.

Operator

Robert Hinchliffe of UBS PaineWebber.

Robert Hinchliffe - UBS PaineWebber - Analyst

     Jeff, on the pricing, I know you have been talking about pricing for a while, but what happened? It sounds like a stair step function down as of January 1, is that sort of what you’re up against?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

     Once again, Michael O’Rourke is here with me, Senior Vice President of Marketing. And as long as I have the benefit of having Mike here, I will let him take that one.

Michael O’Rourke - Superior Industries - SVP Sales Management

     Yes, that’s what we have been trying to do basically in response to a lot of pressures is step it in a way that provides a benefit — an advantage — to Superior in our operations. So by at least having some time to adjust to what we know is coming that allows us to plan accordingly.

Robert Hinchliffe - UBS PaineWebber - Analyst

So it has been a significantly greater drop as of January 1 than it was during ‘03? And is —?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Yes, that’s what I said.

Robert Hinchliffe - UBS PaineWebber - Analyst

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Is it from one customer or is it from Ford and GM together?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

There is no differentiation these days. Chrysler, GM, Ford, Toyota, Nissan, it is coming from all fronts. Mike was just in Europe and I’m sure he can tell you that it is bloody there, is the report I got back. It is really bloody.

Robert Hinchliffe - UBS PaineWebber - Analyst

Can you handicap what is the main driver behind that? Is it new capacity or new competition or China? How do you rank those?

Steven Borick - Superior Industries - Director, President, COO

Asia. It’s all Asia right now. They’re using the Asia pricing scenario. We don’t have a lot of production coming in from Asia yet. There is some now. The quality appears to be good. We don’t know what their end of the scrap level is to get this to get this quality at this end. But that, and they are simple wheels to start with, that seems to be the pricing scenario.

Can you really get the kind of volumes, I don’t know? But you know what, there are domestic players out here that are willing to take low margins to maintain business for the future. And so a combination of those things tells me that — you know, we’re going to work on the scenario, and it is the best thing for Superior because it is just going to allow us to be a kind of leaner organization in the future.

Robert Hinchliffe - UBS PaineWebber - Analyst

So when you’re talking about, Steve, a plant in Mexico is that — and maybe you don’t know the answer yet. But is it incremental capacity in Mexico or is it slowly moving your North American — your U.S. footprint south of the border?

Steven Borick - Superior Industries - Director, President, COO

At this point, it will be incremental capacity. But certainly in my mind the opportunity to continue to have low-cost production is something that we have to look at. And if in fact business changes and we need to make some moves, and inputting equipment, we will do so.

Robert Hinchliffe - UBS PaineWebber - Analyst

Where there risks or obstacles to investing — all the expansion you have done a lot of it has been here in the U.S. Why not go to Mexico earlier than now?

Steven Borick - Superior Industries - Director, President, COO

Good question. It appeared based on our capacity constraints at the time that the ability to ramp up those plants rapidly was more in line than to build a new plan at that time. In Asia, quite frankly, the pricing structure when we started looking at these capacities was not staring us in the face as strongly as it is today.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

At the time we made the decision we were facing an economy that was steaming along. Our shipments were high. We’re concerned about a slowdown, and we didn’t want to have a bricks and mortar new plant. And we thought by expanding our existing facilities we could cut them back gradually without having a big shutdown over the entire facility — or brand new facility.

Steven Borick - Superior Industries - Director, President, COO

And absorptions were something that we looked at and said, gee, we can add half a million wheels to a plant based on what we need. We’re going to deal to get some real benefit out the absorption side of that.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

And candidly we didn’t a poor job of executing those expansion programs.

Steven Borick - Superior Industries - Director, President, COO

We didn’t do a poor job, we did a job with too much on our plate at one time.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

We had too much going.

Steven Borick - Superior Industries - Director, President, COO

Because the plants looked great (multiple speakers) Our marketing guys, they pressure us every day. That is the problem. They tell us I am going to have all this production. And the one thing Superior never has done is put a GM or a Ford or a Daimler or anybody else on a still where we cannot give them the product no matter what it is they want, including over tooling capacity.

Robert Hinchliffe - UBS PaineWebber - Analyst

Last question, Steve, I know you talked about it, I think it was last quarter. And I think you alluded to again, with all the automation

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work and projects that you’re doing that you’re probably going to have too many people in the Company — too many hourly workers. When do you start to let folks go? Is that the kind of thing where we will see restructuring charges or something like that for?

Steven Borick - Superior Industries - Director, President, COO

I don’t believe we will see restructuring. I’ve got a meeting in exactly 25 minutes with all my general manages, the human resource managers to talk about temporary workers in plants, attrition — normal attrition, and how we can slow down the process of putting on new heads, and doing it in that kind of a manner on turnover and so forth. So what we’re going to try to continue to do is look for our best workers that want to stay with Superior, and those that aren’t productive parts of the Superior community and family, will no longer work here. And that is going to go for salaried people too, buy the way.

Robert Hinchliffe - UBS PaineWebber - Analyst

Any sense of how many hourly people you have? What is the percentage of workers that you don’t need, I guess, is what I’m asking?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

That’s an impossible —.

Steven Borick - Superior Industries - Director, President, COO

That’s really tough.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Impossible. I mean each project has its own specs, as Steve has mentioned in the past. One project is 3, 400 people for example. But that won’t happen overnight, as you said. The capital is going to take two years. As people resign for other jobs and things, we just won’t replace them. There won’t be a major disruption as a result of the people reduction in this Company at this time. If that changes, we will certainly — (multiple speakers) You will be the first to know.

Steven Borick - Superior Industries - Director, President, COO

Part of the V and E process is not only to look at capital and look at ways of doing things, but look at ways of how the Company operates with its people, and how we can become more efficient and work smarter and think smarter.

Operator

Max George of Ivory Capital.

Max George - Ivory Capital - Analyst

Just a quick question on the ongoing Capex for the business as we compare it to the current depreciation that is going through the P&L. And try to get a sense of what the sustainable maintenance Capex is once you are done on your improvements?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

We have said 25 to 30 million.

Max George - Ivory Capital - Analyst

We will come back in line with where depreciation is? And that’ll be enough to fight off the pricing pressure?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Yes, sir.

Operator

Mike Carlotti (ph) of Palmira Capital (ph).

Mike Carlotti - Palmira Capital - Analyst

I think my question has kind of been answered, but I will ask it anyway. I was wondering if you might just be able to comment a little bit more on the overall aluminum pricing environment today? I have heard that increasing Chinese imports are causing additional pricing pressure in the U.S. Is that something you guys are seeing? And if so, do you expect that to be alleviated over time or possibly get worse?

Steven Borick - Superior Industries - Director, President, COO

Base metals in general, as you know, and commodities in general are increasing in pricing. The price of aluminum itself has certainly increased rather significantly over the last period of time. But if you look at it historically, these levels — unless the pressure get significant — these levels are sustainable. And the profitability side for the Alcan’s and the Alcoa’s of the world is certainly very happy to have these price levels. And they also recognize that at certain price levels the OE’s start looking for other opportunities other than aluminum. So that they want to keep that certainly in balance.

But we’re seeing pressure in nickel and you see copper prices up. Commodities in general, oil and gas are holding up rather well. I

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think Asia is adding an impact on all of that. So there is a go out and there is some growth, and it won’t abate itself any time soon.

Mike Carlotti - Palmira Capital - Analyst

As the aluminum prices keep going up, how much of that can you pass on versus how much do you have to absorb?

Steven Borick - Superior Industries - Director, President, COO

Pass on 100 percent. There’s no absorptions of aluminum pricing at the Company level.

Operator

Darren Kimball of Lehman Brothers.

Darren Kimball - Lehman Brothers - Analyst

I just want to try to clarify the normal margin issue. Obviously, you’re not going to have the normal margin in the first quarter. And I think you have said that the cost-cutting efforts stops at the pricing are back-end loaded. Is roughly what you’re saying is that you hope to get back to that normal margin range by the end of the year, but you certainly won’t achieve that for the full — on a full year basis 2004?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

You want me to repeat what I said before. We’re not prepared to project the timing at this point. But you’re right, we did say that the V and E and the cost savings will be somewhat back-end loaded. There are operating problems that we expect to start resolving. So we will see an improving picture, but to the extent of which we — it is just too early to say on January 6 — February 6, I’m sorry.

Darren Kimball - Lehman Brothers - Analyst

But Jeff, I don’t think it is unfair to say, it doesn’t sound like you’re going to have performance this year that is above the normal margin? The question is how quickly can you get back to it. So I don’t think it is illogical to say that I won’t (multiple speakers)

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

I agree 100 percent but that is the question I can’t answer at this time.

Darren Kimball - Lehman Brothers - Analyst

: I am also — I’m trying to understand how attention to detail and bigger wheel sizes — those two trends are a problem for you guys. You guys have always stressed how that is your strength and that will be your competitive advantage.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Our strength is our ability to make those but we can’t go back to our entire system and retrofit our entire system. The new plants have that capability. Our Chihuahua plant, for example, does the big F150 wheels. But if we put one of those wheels in our existing plants there are three hooks and there is one wheel. So you’re losing productive capacity. And yes, nobody else can do them. And that is why we win those contracts. And that is why Superior announces the F150 contract. But it has a cost and there has been a pricing pressure, etc. And we want to keep that business, and we need to get all that figured out. And that is why Steve is talking about the new Mexican plant — another Mexican plant.

Darren Kimball - Lehman Brothers - Analyst

I think you just —.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

It is not the ability to make, it is ability to make it at an efficient and low-cost basis.

Steven Borick - Superior Industries - Director, President, COO

The OEMs are not looking at the differentiation today between — they would like an 18 inch wheel at the same price as a 17 inch wheel.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

They just want to give you the extra aluminum.

Steven Borick - Superior Industries - Director, President, COO

Yes, and with the price down pressures, no matter how much you bring them into your plants, and no matter how much you explain, someone else is willing to say, I’m going to do that for less. And that is the game today. And so it does get a little bit more difficult for the time being.

Darren Kimball - Lehman Brothers - Analyst

I was at first a little bit confused about why it was the older plants, because a lot of companies with the startups and new plants they have difficulties. And what you’re saying is you’re launching new

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programs in older plants in these large wheel sizes. And those are the inefficiencies that you are referring to now?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

The lack of capacity, not necessarily the — but, yes, the higher cost.

Steven Borick - Superior Industries - Director, President, COO

I would like to have another Mexican plant tomorrow that is capable of doing what my last Mexican plant is doing, and shift that production. But I don’t have that capability today. I’m not going to give you any operating results, but I am going to just tell you that the opportunities that we have in our newest plant in Mexico, which is the most automated wonderful plant in the world, quite frankly, is making 50,000 wheels a week and doing a great job.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

And you have been here to Van Nuys. It is a great plant and we have experienced people. But over 17 inch and greater wheels have increased by over 50 percent here. And it is does something that we have to deal with.

Operator

John Rogers of Wachovia Securities.

John Rogers - Wachovia Securities - Analyst

Jeff, are you passing through the aluminum price increases?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

100 percent. The only way aluminum will affect us is in two ways. One is that you have to watch your margin percentage, because if a $50 wheel yield a $10 profit, and the only reason that selling price goes up is aluminum to $60. You still have a $10 profit. So $10 on $50 is a higher percentage than $10 on $60.

And the second phenomena is to the extent that there is a lag, we cannot change prices every day. So there is this small difference, which is not significant, between the time in which we make this adjustment and the time in which we ship a wheel and buy aluminum. We attempt with all our skills to match those periods, but you’re never going to get a perfect match. So if we have a little inventory, and aluminum prices are going up, you get a benefit. If you have a little — the other way around, you get a slight — but that is not a major point. The old fixed-price aluminum contracts are now totally off the table.

John Rogers - Wachovia Securities - Analyst

Just the last question is, did the F150 mix this quarter surprise you on the high side in terms of the penetration of aluminum wheels on that product?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

No, I think I’ve been saying right along 8 to 12 percent. We hit the 12 percent. And then we knew the F150 was starting up in the summer of this year. I would have to say, no, because when you start up the largest — the most leading selling vehicle in the United States, and you get that as a new program, you’re going to get an extra — I think I said almost a million wheels annually. So we kind of figured on that.

Operator

David Leiker of Robert W. Baird.

David Leiker - Robert W. Baird - Analyst

Jeff, I hate to belabor this aluminum thing, but if your shipments are up 8 percent and aluminum is up 7, does that mix being equal translate into 15 percent revenue change, or is there — ?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

No, no remember aluminum — I gave you the LME aluminum, what the cost of the commodity is. Remember, aluminum is only about 40 percent of our cost. So you’ve got to take half of that.

David Leiker - Robert W. Baird - Analyst

Did you buy any stock in the fourth quarter?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

No.

David Leiker - Robert W. Baird - Analyst

Do you think earnings for your full year are up or down from the 273 you reported this year?

Steven Borick - Superior Industries - Director, President, COO

Well, that is David. Come on David.

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Jeffrey Ornstein - Superior Industries - Director, VP, CFO

I guess I have to read my prepared remarks again. It is too early in the year for Superior to find an estimate for periods beyond the first quarter.

Steven Borick - Superior Industries - Director, President, COO

That was a good try, David.

David Leiker - Robert W. Baird - Analyst

Are you still looking for 8 to 12 percent shipment growth in the year for a flat build?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Yes, sir. I said that in my remarks, yes.

David Leiker - Robert W. Baird - Analyst

And then one last comment. Steve, I think in your comments and the release you talked about the amount of new business that you booked. Is that cost of new business over the next three years generate as a strong shipment growth as what we saw in the previous three years?

Steven Borick - Superior Industries - Director, President, COO

We’re going to go through ‘05 and say that, and have have got to look at some numbers, because we’re waiting for some new programs going forward 6, 7 and 8.

David Leiker - Robert W. Baird - Analyst

Is that a yes or a no?

Steven Borick - Superior Industries - Director, President, COO

It is I can’t answer that yet.

Operator

Brett Hoselton of McDonald Investments.

Brett Hoselton - McDonald Investments - Analyst

I just wanted to talk a little bit — or ask you about pricing. You talked about a step function change in January. And I guess the question I have is, can you make any estimate or guessimate as to whether or not we going to see another step function step next January? Or do you think that this is a substantial enough step function change that your customers are going to be happy with you?

Steven Borick - Superior Industries - Director, President, COO

January of ‘05?

Brett Hoselton - McDonald Investments - Analyst

That’s correct.

Steven Borick - Superior Industries - Director, President, COO

Why don’t we talk about January of ‘08 instead? What is going to happen then? It is impossible. But I will tell you that if the OEMs can continue to take pricing out, they’re going to try to do it. We’re going to keep taking the strategy of lowering our costs, becoming more productive, getting our efficiencies more in line. And if we have to do that it gives some price concessions to maintain business in the future, we going to continue to do that. This will not last forever. It can’t. The prices that are being thrown out are becoming very difficult, particularly for companies that don’t have the same opportunities of Superior to really work through the process in a more proactive way. I said it, and I will say it again, the supply base at some point will be in harm’s way.

Brett Hoselton - McDonald Investments - Analyst

For the domestic manufacturers, for many suppliers, the price cuts actually take place, I believe, in that third quarter time frame. Given that you have given them price cuts here in the January time frame, does that basically give you a pass on the third quarter time frame in your opinion, or do you just have no idea at this point?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

No comment.

Operator

(OPERATOR INSTRUCTIONS) Mike Bruynesteyn of Prudential.

Mike Bruynesteyn - Prudential Securities - Analyst

Jeff, could you comment on the working capital in the quarter? I think we saw, for example, payables quite a bit down. Are your

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SUP - Q4 2003 Superior Industries Earnings Conference Call

customers and your suppliers changing their relationships with you in any way?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

No, none whatsoever, Michael. I think what we’ve got is in the payable book, if you will, we’ve got a lot of capital expenditures that will be paid next year. So what happens is when you buy a big piece of machinery, you may give 25 percent down, 25 percent when it is shipped from the vendor. And then we make sure it works before we make that final payment, the 30 or 40 percent left. And a lot of that got trapped in accounts payable at the end of year.

Mike Bruynesteyn - Prudential Securities - Analyst

But payables is actually low, right?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Last year. I’m sorry. That phenomena happened last year. I believe I explained that last year.

Operator

Adam Scotch of Kramer Rosenthal.

Adam Scotch - Kramer Rosenthal - Analyst

Could you guys talk about how wheel revenues were up in Q4, if you normalized it for the aluminum (technical difficulty)?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

I’m not sure I have the answer to that question. What do you want? What is it you want?

Adam Scotch - Kramer Rosenthal - Analyst

If you take out the effect from higher aluminum — you said aluminum was up —.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Scott, what you’re asking me to do is open up the mix versus the pricing and all of that. It is very difficult to do. In the fourth quarter our revenues were up 14.9 percent, and our unit shipments were up 12.4 percent. So we have a 2.5 percent difference, which is reflected in aluminum pricing, larger wheel styles, AKA mix, offset by customer price reductions. And we don’t give the details of each of those elements.

Adam Scotch - Kramer Rosenthal - Analyst

Right. And just to confirm, you said that aluminum pricing in the fourth quarter was up 6 percent year on year?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Yes.

Adam Scotch - Kramer Rosenthal - Analyst

6 percent?

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

7 percent, I’m sorry.

Operator

(OPERATOR INSTRUCTIONS) Mr. Ornstein, at this time there are no further questions.

Jeffrey Ornstein - Superior Industries - Director, VP, CFO

Okay. Thanks very much everyone. We have tried to be as candid as we could with the information that we have. And as you heard, I’m going to be tied up in meetings today, so it is going to be very difficult for me to individual questions today. I apologize for that. I hope that we can get back to this in the next teleconference. Thanks very much for listening in.

Operator

This concludes our conference for today. Thank you all for participating, and have a great day. All participants may now disconnect.